Exhibit 22.1
List of Issuer and Guarantor Subsidiaries
6.375% Senior Notes due 2026
Apergy Corporation is the issuer of the 6.375% senior notes due May 2026 (“Senior Notes”). The following lists the issuer and the subsidiaries of Apergy Corporation that guarantee the Senior Notes.

Entity	Jurisdiction of Formation	Role
Apergy Corporation	Delaware	Issuer
Ace Downhole, LLC	Delaware	Guarantor
Apergy (Delaware) Formation, Inc.	Delaware	Guarantor
Apergy Artificial Lift, LLC	Delaware	Guarantor
Apergy BMCS Acquisition Corp.	Delaware	Guarantor
Apergy Energy Automation, LLC	Delaware	Guarantor
Apergy ESP Systems, LLC	Oklahoma	Guarantor
Apergy Funding Corporation	Delaware	Guarantor
Apergy Process Systems, Inc.	Texas	Guarantor
Apergy USA, Inc.	Delaware	Guarantor
Harbison-Fischer, Inc.	Delaware	Guarantor
Honetreat Company	California	Guarantor
Norris Rods, Inc.	Delaware	Guarantor
Norriseal-Wellmark, Inc.	Delaware	Guarantor
PCS Ferguson, Inc.	Delaware	Guarantor
Quartzdyne, Inc.	Delaware	Guarantor
Spirit Global Energy Solutions, Inc.	Delaware	Guarantor
Theta Oilfield Services, Inc.	Delaware	Guarantor
UPCO, Inc.	Oklahoma	Guarantor
US Synthetic Corporation	Delaware	Guarantor
Wellmark Holdings, Inc.	Delaware	Guarantor
Windrock, Inc.	Tennessee	Guarantor